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NexCen Brands Receives
Notification Letter from Nasdaq

NEW YORK - November 18, 2008 - NexCen Brands, Inc. (NASDAQ: NEXC), today announced that, as anticipated, on November 14, 2008, the Company received additional notification from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with the continued listing requirement of Nasdaq Marketplace Rule 4310(c)(14) due to its failure to file its Quarterly Report on Form 10-Q for the period ended September 30, 2008.

As noted in the Company’s Notification of Late Filing on Form 12b-25 filed with the SEC on November 12, 2008, it expects to file its Quarterly Report on Form 10-Q for the period ended September 30, 2008 as soon as practicable after the Company files an amendment to its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008. At this time, the Company anticipates that it will complete these filings in the first quarter of 2009.

As previously disclosed, the Company has received two Nasdaq Staff Determination letters indicating that its common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14) due to its failure to file its Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008. Following the Company’s receipt of the initial letter for the first quarter of 2008, the Company requested and was granted a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”). At the hearing, held on July 10, 2008, the Company requested continued listing and presented to the Panel its plan to regain compliance with Nasdaq’s filing requirements. On September 2, 2008, the Panel issued its decision granting the Company’s request, subject to the condition that, on or before November 17, 2008, the Company file its Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008.

On October 15, 2008, the Nasdaq Listing and Hearing Review Council (the “Listing Council”) informed the Company that, pursuant to the Listing Counsel’s discretionary authority, it has stayed the Panel’s September 2, 2008 decision and granted the Company the opportunity to provide, by November 28, 2008, additional information to the Listing Council, including an updated plan of compliance. The Company plans to submit such additional information by the submission deadline. The Company’s common stock will remain listed on Nasdaq pending determination from the Listing Council.

On October 22, 2008, representatives of Nasdaq also informed the Company that Nasdaq has temporarily suspended enforcement of the minimum bid price requirement.  As previously disclosed, the Company had received a Nasdaq Staff Deficiency letter indicating that its common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4450(a)(5) due to its failure to satisfy the minimum $1 bid price requirement.  Pursuant to Nasdaq Marketplace Rule 4450(e)(2), the Company was provided an initial period of 180 calendar days, or until January 5, 2009, to regain compliance.  The temporary suspension tolls the compliance period for all companies presently in a minimum bid price compliance period until reinstatement of the rule on January 19, 2009.  Accordingly, the Company will now have until April 13, 2009 to regain compliance with the minimum $1 bid price requirement.

The Company cannot provide any assurances that the Listing Council will allow continued listing through such time that the Company will be able to file its Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 or that the Company will meet the minimum bid price requirement by the revised April 13, 2009 deadline for compliance.

About NexCen Brands
NexCen manages global brands, generating revenue through franchising and licensing. The Company currently owns seven franchised brands. Two sell retail footwear and accessories (The Athlete’s Foot and Shoebox New York), and five are quick service restaurants (Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies). We also currently own and license the Bill Blass consumer products brand.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may be subject to Nasdaq delisting proceedings if we do not regain compliance with Nasdaq’s minimum bid requirement by the applicable deadline or if we do not regain compliance with Nasdaq’s filing requirements for Quarterly Reports on Form 10-Q within the required timeframe, (2) as a result of our inability to file our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 within the required timeframe, the need to amend our Annual Report on Form 10-K for the year ended December 31, 2007, and the failure to maintain the minimum $1 bid price per share, we are subject to Nasdaq delisting proceedings, and it is possible that we may be subject governmental investigations or third-party claims, (3) continued delays in our compliance with SEC filing requirements and Nasdaq listing requirements may negatively impact the Company , and (4) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.